Exhibit 4.10

No. ___	WaferGen Biosystems (M) Sdn Bhd
Suite 2-1, 2nd Floor Menara Penang Garden
42A Jalan Sultan Ahmad Shah
Georgetown, 10050 Pulau Pinang

USD________

ON DEMAND made after 15 August 2020 pay to WaferGen Biosystems (M) Sdn Bhd (the payee) the sum of US Dollar ____________ value received.

This Bill of Exchange shall be governed by and construed in accordance with the laws of Malaysia.

For and on behalf of
WaferGen Biosystems (M) Sdn Bhd
as the drawer

Name:
Title:
Date: August 15, 2013

To,
WaferGen Bio-Systems Inc. (the drawee)
of 7400 Paseo Padre Parkway, Fremont, CA 94555, USA

Accepted.

For and on behalf of
WaferGen Bio-Systems Inc.
as the drawee

Name:

Date: August 15, 2013

Indorsement:
Pay                                                                              (the indorsee) without recourse to us

For and on behalf of WaferGen Biosystems (M) Sdn Bhd (the indorser)

Name:
Title:
Date: August 15, 2013

Terms:
This Bill is transferable, and may be indorsed only, to shareholders of WaferGen Biosystems (M) Sdn Bhd who have granted an option to WaferGen Bio-systems Inc, satisfactory to WaferGen Bio-systems Inc in its discretion, to acquire this Bill, or to satisfy the cash obligation under this Bill, at any time for cash or shares of WaferGen US common stock having a value equal to the US Dollar ___________.